EXHIBIT 99-23.a.iii

WILSHIRE VARIABLE INSURANCE TRUST

Written Instrument Changing the Name of the

2015 Moderate Fund, 2025 Moderate Fund and 2035 Moderate Fund

The undersigned, the Trustees of the Wilshire Variable Insurance Trust (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated November 7, 1996 (the “Declaration of Trust”), pursuant to Section 9.3 Article IX of the Declaration of Trust, do hereby execute this written instrument to change the name of the “2015 Moderate Fund,” “2025 Moderate Fund” and “2035 Moderate Fund,” each a series of the Trust,  to the “Wilshire 2015 ETF Fund,” “Wilshire 2025 ETF Fund” and “Wilshire 2035 ETF Fund,” respectively, effective as of December 22, 2008, in conformity with the resolutions effecting such name changes that were adopted by the Board of Trustees of the Trust on May 30, 2008.

IN WITNESS WHEREOF, the undersigned have this 16th day of December, 2008 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

By: /s/ Lawrence E. Davanzo Lawrence E. Davanzo	By:/ s/ Suanne K. Luhn Suanne K. Luhn
By: /s/ Roger A. Formisano Roger A. Formisano	By: /s/ Harriet A. Russell Harriet A. Russell
By: /s/ Richard A. Holt Richard A. Holt	By: /s/ George J. Zock George J. Zock